EXHIBIT 10.4

EMPLOYMENT AGREEMENT - AMENDED

THIS AGREEMENT is made this the 11th day of August, 2009, by and between Breda Telephone Corp., d/b/a Western Iowa Networks, an Iowa Corporation, hereinafter referred to as “Breda,” and Kevin D. Batcher, the Chief Operations Officer, hereinafter referred to as “Kevin.”

WHEREAS, the parties hereto desire to enter into a mutual agreement wherein Breda shall employ Kevin as its Chief Operations Officer.

WHEREAS, the parties hereto desire to amend the original Employment Agreement entered into between the parties dated June 9, 2009, to be in a more standardized format consistent with employment agreements of other managers of Breda.

WHEREAS, the parties hereto desire to enter into an agreement based upon terms and conditions set forth below.

NOW, therefore in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.           Employment and Duties.  Breda employs Kevin in the capacity of Chief Operations Officer.  Kevin shall perform such duties and such additional duties as may be assigned to him by the Chief Executive Officer, or from time to time by the Board of Directors.

2.           Term.  The term of this Agreement shall begin on July 1, 2009, and shall terminate on June 30, 2012.

3.           Compensation.  During the term of this agreement, Breda shall pay Kevin a salary and bonus as follows:

a.
Salary.  Kevin's yearly salary for the year beginning July 1, 2009, to June 30, 2010, shall be $101,660.00.  Kevin's yearly salary for the years beginning July 1, 2010, and July 1, 2011, shall be set by the Board of Directors after receiving recommendations from the Chief Executive Officer.  Kevin's yearly salary for those years will not be less than $101,660.00.  Kevin's yearly salary will be payable in accordance with Breda's regular payroll procedures.

b.
Bonus.  If Kevin is employed on  June 30th of the  fiscal years of  2011 and  2012, he shall be entitled to a bonus for each of those years.  The Board of Directors and the Chief Executive Officer shall set up a procedure for the determination of this bonus.  The final determination as to the amount of the bonus rests solely with the Board of Directors.

4.           Duties.  Kevin shall devote his entire attention and energy to the business and affairs of Breda and shall not be engaged in any other business activity, whether or not such business activity is for the pursuit of gain, profit or other pecuniary advantages, unless Breda consents to Kevin's involvement in such business activities.  In this capacity, Kevin shall be responsible for all the affairs and operations of the company.  Breda may, from time to time, extend or curtail Kevin's precise services.

5.           Employee Benefits.  Kevin shall be entitled to any retirement benefits as offered by Breda to its other full time employees.  Kevin will receive health insurance for both he and his wife, and all other employee benefits, a list of said benefits is attached hereto and made a part hereof.

6.           Vacation.  Kevin shall be entitled to four (4) weeks paid vacation each year of this Agreement.

7.           Expenses.  Kevin may incur reasonable expenses for promoting Breda's business, including expenses for entertainment, travel and similar items.  Breda will reimburse Kevin for all such expenses upon Kevin's periodic presentation of the itemized account of such expenditures.

8.           Termination Without Cause.  Breda may terminate this agreement at any time, without cause, by giving thirty (30) days written notice to Kevin.  In that event, if requested by Breda, Kevin shall continue to render his services and shall be paid his regular compensation up to the date of termination.  If Kevin is terminated without cause, Kevin shall be paid on the date of termination a severance equal to one year pay, or an amount equal to the amount remaining to be paid under this contract, whichever is less.

Kevin may terminate this agreement, at any time, by giving sixty (60) days notice to Breda.  In that event, Breda shall pay Kevin his compensation up to the date of termination.  Kevin shall not be entitled to any severance payment and will not be considered for any performance bonus upon his voluntary termination.

9.           Termination for Cause.  Breda may terminate this agreement for cause upon five (5) days written notice to Kevin stating the reason for said termination.  If Kevin is terminated for cause, he will not be entitled to any severance payment.  Matters that would be considered terminable for cause would include, but not be limited to:
a.	Fraud or theft;
b.	Falsifying records;
c.	Refusal to carry out a specific order of the Board of Directors;
d.	Abuse, discrimination, or harassment of other employees;
e.	Unauthorized dissemination of records or information;

f.	Possession of illegal drugs or weapons while on Breda property;
g.	Conviction of a crime, the nature of which would be calculated to render an employee undesirable as Chief Operations Officer and detrimental to the best interest of the company; and
h.	Using or possessing intoxicants or narcotics of any kind while on company premises or being at work under the influence of such substances.

10.         Illness or Disability.   If Kevin is absent from his employment by reason of illness or other incapacity for more than twenty (20) consecutive weeks, Breda may, after such twenty (20) consecutive weeks, terminate Kevin's employment by furnishing him notice of termination.  Breda shall pay Kevin compensation during any period of illness or incapacity in accordance with Breda's sick pay policy then in effect.  If Kevin is terminated for illness or disability, he will not be entitled to severance pay.

11.         Death.  If Kevin's employment terminates by reason of his death, Breda shall only be obligated to make the payments required under its pension plan.

12.         Restrictive Covenants. During the term of this agreement, and for a period of one (1) year hereafter, Kevin shall not, either as an individual or on his own account, or as a partner, joint venture, employee, agent, officer, director or shareholder, directly or indirectly (a) enter into or engage in any business competitive with that of Breda within a fifty (50) mile area in which Breda is then doing business; and (b) solicit or attempt to solicit any of Breda's customers with the intent or purpose to perform services for such customers which are the same or similar to those provided to the customers by Breda, or to sell to such customers goods which are the same or similar to those provided to customers by Breda.

13.         Confidential Information.  Kevin acknowledges and agrees that all information of a technical or business nature, such as know how, trade secrets, business plans, data, processes, techniques, customer information, inventions, discoveries and devices, acquired by Kevin in the course of his employment under this agreement, is valuable, proprietary information of Breda.  Kevin agrees that such confidential information whether in written, verbal or model form shall not be disclosed to anyone outside of the employment of Breda, without Breda's written consent.

14.         Return of Documents.  Upon the termination of Kevin's employment with or without cause, Kevin shall immediately return and deliver to Breda and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks or any other documents containing any of the confidential information or otherwise relating to Kevin's performance of duties under this agreement.  Kevin further acknowledges and agrees that all such documents are Breda's sole and exclusive property.

15.           Construction of Agreement. This agreement shall be interpreted, constructed and governed by and under the laws of the State of Iowa.  If any provision or clause of this agreement or the application thereof to either party is held to be invalid by a court of competent jurisdiction, then such provision shall be severed therefrom and such invalidity shall not effect any other provision of this agreement.

a.
In the event that the provisions of paragraph 13 shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provision shall be reformed to the maximum time and geographical limits permitted by applicable law.

b.
The representations, warranties, covenants and agreements of the parties shall be revived continuously during the Term, or in consideration of the compensation paid to Kevin and shall survive the termination of this agreement.

c.
This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein.

d.	Neither this agreement nor any right or obligation of Kevin hereunder may be assigned by Kevin without the prior written consent of Breda.

e.
Subject thereto, this agreement and the covenants and conditions herein contained shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

BREDA TELEPHONE CORP.

August 11, 2009	By:	/s/ Charles Thatcher
Date		Charles Thatcher, President

August 11, 2009	/s/ Kevin D. Batcher
Date	Kevin D. Batcher